February 10, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 14 of The Newkirk Master Limited Partnership's Form 10/A Amendment No. 1 dated September 10, 2003, and have the following comments:

1. We agree with the statements made in the first, second and fourth sentences of the first paragraph.

2. We have no basis on which to agree or disagree with the statements made in the third sentence of the first paragraph or in the second paragraph in its entirety.

Yours truly,


DELOITTE & TOUCHE LLP

Boston, Massachusetts